EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratio)



                                                              Three Months Ended
                                                                   April 2, 2000
                                                              ------------------
EARNINGS:

Earnings before income taxes                                             $  87.4

Interest expense                                                            35.1

Portion of rent expense representative of an interest factor                 6.9
                                                                         -------

Adjusted earnings before taxes and fixed charges                         $ 129.4
                                                                         =======


FIXED CHARGES:

Interest expense                                                         $  35.1

Portion of rent expense representative of an interest factor                 6.9
                                                                         -------

Total fixed charges                                                      $  42.0
                                                                         =======

RATIO OF EARNINGS TO FIXED CHARGES                                          3.08
                                                                         =======